Earnings Benefit Rider

This rider adds an Earnings Benefit to the contract to which it is attached. In the case of any conflict between the provisions of the contract and this rider, the provisions of this rider will control.

If a Contingent Annuitant has been named in the application for the contract, the death benefit is payable prior to the Annuity Commencement Date upon the death of the later to survive of the annuitant and the contingent annuitant.

Definitions

Terms used in this rider which are not described below have the meaning ascribed in the Basic Contract to which this rider is attached.

Adjusted Continued Contract Accumulation Value: The Adjusted Continued Contract Accumulation Value is equal to the Continued Contract Accumulation Value, plus all Net Premiums paid after Spousal Continuation, with the Continued Contract Accumulation Value and each Net Premium reduced for partial withdrawals in the same proportion that the Accumulation Value of the Basic Contract was reduced on the date of the partial withdrawal. The proportion is determined by dividing the amount of the partial withdrawal, plus any applicable contingent deferred sales charges and annuity taxes, if any, by the Accumulation Value immediately prior to each partial withdrawal.

Adjusted Premiums: Adjusted Premiums are equal to the total of all Net Premiums paid, with each such Net Premium reduced for partial withdrawals in the same proportion that the Accumulation Value of the Basic Contract was reduced on the date of the partial withdrawal. The proportion is determined by dividing the amount of the partial withdrawal plus any applicable contingent deferred sales charges and annuity taxes, if any, by the Accumulation Value immediately prior to each partial withdrawal.

Basic Contract: The Basic Contract is the variable annuity contract excluding any additional benefit riders.

Continued Contract Accumulation Value: The Continued Contract Accumulation Value is the sum of:

      o the death benefit payable under the contract, including any death benefit riders other than the Earnings Benefit Rider, as of the date of the annuitant's death; plus
      o the Earnings Benefit amount payable on the date of the annuitant's death.

Spousal Continuation: The surviving spouse of a deceased owner elects to continue the contract and becomes the annuitant and owner of the contract.

Earnings Benefit Upon Death of Annuitant

While this rider is in force, any death benefit payable under the contract upon the death of the annuitant will be increased by an Earnings Benefit amount that is determined as follows:

1) If the annuitant was age 69 or younger on the Issue Date of the Basic Contract, the Earnings Benefit amount will be equal to the lesser of:

      o 40% of the Adjusted Premiums as of the date of death of the annuitant; or
      o 40% of the Accumulation Value of the Basic Contract minus the Adjusted Premiums as of the date of death of the annuitant; or

2) If the annuitant was between the ages of 70 and 79 on the Issue Date of the Basic Contract, the Earnings Benefit amount will be equal to the lesser of:

      o 25% of the Adjusted Premiums as of the date of death of the annuitant; or
      o 25% of the Accumulation Value of the Basic Contract minus the Adjusted Premiums as of the date of death of the annuitant.

Spousal Continuation of This Rider

Spousal Continuation of this rider is available only if the annuitant is the sole owner and the owner's spouse is the sole beneficiary, and the surviving spouse chooses to continue the contract and become the annuitant and owner. If the spouse has attained age 80 or older on the date of death of the owner, he or she will not be able to continue this rider. If the surviving spouse elects to continue the contract and this rider, the Continued Contract Accumulation Value becomes the Accumulation Value of the contract.

If the surviving spouse elects to continue the contract and this rider, the Continued Contract Accumulation Value is treated as the initial Net Premium for the purpose of computing the death benefit of the continued contract.

If surviving spouse elects to continue the contract and this rider, and if the Continued Contract Accumulation Value exceeds the Accumulation Value of the Basic Contract on the date of death of the annuitant, GIAC will credit to the contract an amount equal to such difference between the Continued Contract Accumulation Value and the


01-R259        The Guardian Insurance & Annuity Company, Inc.  {CONTRACT NUMBER}
                                                        ISSUE DATE: {ISSUE DATE}

Earnings Benefit Rider, con't

Accumulation Value of the Basic Contract. Such amount will be credited to the Allocation Option that invests in The Guardian Cash Fund, Inc.

Earnings Death Benefit Upon Death of Spouse of Deceased Owner

This benefit is available only if the annuitant is the sole owner and the owner's spouse is the sole beneficiary, and if the surviving spouse chooses to continue the contract and become the annuitant and owner.

Any death benefit riders or living benefit riders, if any, attached to the Basic Contract, other than the Earnings Benefit Rider, will terminate upon Spousal Continuation.

If the contract and this rider are continued by the surviving spouse and the surviving spouse is the annuitant, while this rider is in force any death benefit of the Basic Contract payable upon the death of the surviving spouse will be increased by an Earnings Benefit that is determined as follows:

1) If the surviving spouse was age 69 or younger on the date of death of the deceased owner, the Earnings Benefit amount will be the lesser of:

      o 40% of the Adjusted Continued Contract Accumulation Value as of the date of death of the surviving spouse; or
      o 40% of the Accumulation Value of the Basic Contract minus the Adjusted Continued Contract Accumulation Value as of the date of death of the surviving spouse.

2) If the surviving spouse was between the ages of 70 and 79 on the date of death of the deceased owner, the Earnings Benefit amount will be the lesser of:

      o 25% of the Adjusted Continued Contract Accumulation Value as of the date of death of the surviving spouse; or
      o 25% of the Accumulation Value of the Basic Contract minus the Adjusted Continued Contract Accumulation Values as of the date of death of the surviving spouse.

Upon the death of the surviving spouse prior to the Annuity Commencement Date, the entire interest in the contract must be distributed to the beneficiary named by the surviving spouse.

The Contract

This rider is:

      o     issued in consideration of the application; and
      o     attached to and made part of the contract; and
      o     subject to all of the applicable provisions of the contract.

Issue Date

The issue date of this rider is shown below. The effective date of this rider is the issue date.

Termination

This rider terminates on the earliest of the following:

      o     the date the Basic Contract terminates; or
      o     the date of the annuitant's 90th~~birthday; or
      o     the Annuity Commencement Date; or
      o the date of the annuitant's death, unless the annuitant is the owner and Spousal Continuation has been elected; or
      o the date GIAC receives the owner's proper written request for termination of this rider in Good Order at its Customer Service Office. This rider must be sent to the Customer Service Office for cancellation.

This rider will also terminate if the owner or annuitant is changed after the effective date of this rider, unless such change is the result of the surviving spouse's continuation of the contract and this rider.

The owner may not reinstate this rider once it terminates.

                 The Guardian Insurance & Annuity Company, Inc.

                                /s/ [ILLEGIBLE]

                                   Secretary


01-R259        The Guardian Insurance & Annuity Company, Inc.  {CONTRACT NUMBER}
                                                        ISSUE DATE: {ISSUE DATE}